PepsiCo Announces New North American Structure;
Appoints John Compton as Chief Executive Officer, PepsiCo North America
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Chuck Maniscalco Named President and Chief Executive Officer
at Quaker-Tropicana-Gatorade (QTG) Division

PURCHASE, NY, September 15, 2006 – PepsiCo announced today it has created a new structure for its North American businesses and that veteran leader John Compton has been appointed to the newly created position of Chief Executive Officer for North America, effective immediately. Compton will report to the corporation’s President and CEO-designate, Indra Nooyi, who will assume the CEO role on October 1. Current PepsiCo Chairman and CEO, Steve Reinemund, announced his plans last month to retire as CEO on October 1 and to retire as Chairman in May, 2007.

“This structure will provide even greater coordination across PepsiCo and is the logical next step in the “Power of One” initiatives we have been pursuing for over a decade. It strikes the proper balance between the leadership and collaboration required to generate continued growth in our North American businesses while maintaining the independence of the divisions which has been such an instrumental part of PepsiCo’s success,” said Nooyi. “Our individual businesses are headed by extraordinary leaders who are doing an excellent job running their operations, yet there is unquestionably more value to be realized by approaching our consumers and retail partners as a fully integrated enterprise.”

PepsiCo’s worldwide operations will now be organized into two entities reporting to Nooyi: the new North American division, and the existing PepsiCo International (PI) division, which was formed in 2003 and is led by Mike White. In addition to serving as CEO of PI, White is also Vice Chairman of the corporation and a member of PepsiCo’s board of directors.

“Managing these divisions together in a more holistic and integrated manner, like we’ve been doing at PI for several years, has proven to be the right formula for growth,” said Nooyi. “Since the PI division was created, its businesses are developing successfully and the entire international portfolio has delivered consistently outstanding performance, marked by 13 consecutive quarters of double-digit revenue and profit growth. We are confident the new North American structure will enhance effectiveness and drive added momentum there as well.”

Compton, 45, a PepsiCo veteran with 23 years experience in snacks, beverages and foods, had been President & CEO of the Quaker Tropicana Gatorade (QTG) division since 2005. Previously, he served in a variety of roles at Frito-Lay where he ultimately became the division’s Vice Chairman and President. Compton also led a team of cross-divisional and functional experts from PepsiCo and Quaker Oats during their successful merger integration. Reporting to Compton will be Al Carey, President & CEO of Frito-Lay; Dawn Hudson, President & CEO of Pepsi-Cola; the newly appointed President & CEO of QTG, Chuck Maniscalco; the President of PepsiCo Sales, Tom Greco; and Ron Parker, Senior Vice President of Human Resources and Global Diversity. Parker will report to Compton for North American Human Resources, and will report to Nooyi on Global Diversity, which is consistent with his previous reporting relationship to Reinemund on diversity.

Commenting on Compton, Nooyi said “John is one of our most experienced executives and has literally grown up in the company. He has a deep knowledge and appreciation for all our businesses, especially our versatile distribution capabilities, and he possesses an equally embedded understanding of our culture. John is exactly the right leader for this job and I look forward to working even more closely with him, as do his colleagues, Al, Dawn, Chuck, Tom and Ron.”

“The opportunity to partner with such a gifted team of proven leaders to ensure we meet today’s ambitious goals while transforming for the future is a once-in-a-lifetime opportunity,” said Compton. “I could not be more excited about the challenge, the team and the great potential ahead.”

Succeeding Compton at QTG is Chuck Maniscalco, who PepsiCo named President & CEO of the Chicago-based division, which encompasses Quaker foods, Tropicana juices and Gatorade beverages. Maniscalco is another long-tenured PepsiCo leader who started his career with Quaker Oats in 1980. For the past four years he has led the Gatorade/Propel business as President, driving over 17% compounded annual volume growth across those vital brands.

“Chuck is without a doubt the most qualified leader to take QTG to new heights,” said Compton. “He possesses a passion for growth that is unrivaled and is an exceptional developer of people. All of us at QTG and PepsiCo could not be more pleased to have Chuck leading these important businesses and capitalizing on all their potential.”

Commenting on his appointment, Maniscalco said “Leading this amazing company is a dream come true. I learned from the day I walked through the doors over 25 years ago that we have many riches, not the least of which are our extremely talented people and market-leading brands. I look forward to continuing to work side-by-side with both, and our untapped opportunities ahead.”

About PepsiCo
PepsiCo is one of the world’s largest food and beverage companies with annual revenues of $33 billion. Its principal businesses include Frito-Lay snacks, Pepsi-Cola beverages, Gatorade sports drinks, Tropicana juices and Quaker foods. Its portfolio includes 17 brands that generate $1 billion or more each in annual sales.

Cautionary Statement
This release contains statements concerning PepsiCo’s expectations for future performance. Any such forward-looking statements are inherently speculative and are based on currently available information, operating plans and projections about future events and trends. As such they are subject to numerous risks and uncertainties. Actual results and performance may be significantly different from expectations. The Company undertakes no obligation to update any such forward-looking statements. Please see the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K, for a discussion of specific risks that may affect performance.

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PepsiCo Executive Changes – Biographies

John C. Compton (45 years)
Prior to being named CEO for PepsiCo North America, Mr. Compton was President & CEO for Quaker-Tropicana-Gatorade (QTG), a position he assumed in 2005. QTG generates over $9 billion in annual revenues and is PepsiCo’s leading division in health & wellness foods and beverages. Previously, Compton spent over 20 years at Frito-Lay North America, where he started in 1983 as a production supervisor. He moved from manufacturing into marketing and then sales assignments, serving as Senior Vice President of Sales and Chief Marketing Officer. He ultimately was named Vice Chairman and President of the North American Salty Snacks Division at Frito-Lay before moving to QTG. Mr. Compton is a member of the advisory board of directors at the University of Tennessee, the Commercial Club of Chicago, the Civic Committee and The Executive’s Club of Chicago. He also chaired the 2004 and 2005 American Heart Walks in Dallas. Mr. Compton is a graduate of the University of Tennessee.

Charles (Chuck) I. Maniscalco (53 years)
Mr. Maniscalco most recently was President – Gatorade/Propel at Quaker-Tropicana-Gatorade (QTG), before being appointed President & CEO of QTG. Before assuming his Gatorade/Propel role in 2002, he served as Senior Vice President and General Manager, Convenience Foods for Frito-Lay North America. Mr. Maniscalco started his career at Quaker Oats in 1980 as a market research analyst. Over the years he moved throughout the company in a wide variety of roles, including marketing and general management positions encompassing Quaker’s food, beverages and pet food divisions. He is a member of the board of directors for The (Chicago) Museum of Science and Industry and The Rehabilitation Institute of Chicago. Mr. Maniscalco holds degrees from Bowling Green State University in Ohio.